Exhibit 99.1

News Release
DRAFT — NOT FOR RELEASE
Amkor Repays $300 Million Second Lien Term Loan
CHANDLER, Ariz. — April 9, 2007 — Amkor Technology, Inc. (Nasdaq: AMKR) today announced that its subsidiary Amkor Technology Korea, Inc. received approval from the Bank of Korea with respect to the $300 million 7-year secured credit facility with Woori Bank. The proceeds of this loan have been drawn and were used to refinance and refund the outstanding principal on Amkor’s $300 million second lien term loan due October 2010. Together with an additional $12.1 million in prepayment fees and accrued interest funded by Amkor, this transaction fully discharges all of Amkor’s obligations under the second lien term loan as well as the subsidiary guarantees and collateral securing the second lien term loan.
As previously announced, in connection with the early repayment of the second lien term loan, Amkor expects to record a charge of approximately $16 million in the second quarter of 2007, including $9 million in prepayment fees and $7 million to write off unamortized deferred debt issuance costs.
About Amkor
Amkor Technology, Inc. (Nasdaq: AMKR) is a leading provider of advanced semiconductor assembly and test services. The company offers semiconductor companies and electronics OEMs a complete set of microelectronic design and manufacturing services. More information on Amkor is available from the company’s SEC filings and on Amkor’s web site: www.amkor.com.
Contact:
      Jeffrey Luth
      VP Corporate Communications
      480-821-5000 ext. 5130
      jluth@amkor.com